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Exhibit 16

June 10, 2002

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

        We have read paragraphs one through four of Item 4 included in the Form 8-K dated June 10, 2002 of Simon Property Group, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

cc:
Mr. Stephen E. Sterrett, Executive Vice President and Chief Financial Officer, Simon Property Group, Inc.

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  Exhibit 16